UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2026

Beyond Air, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38892	47-3812456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Stewart Avenue, Suite 301

Garden City, NY 11530

(Address of Principal Executive Offices and Zip Code)

(516) 665-8200

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	XAIR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The description in Item 5.02 below, as it relates to the terms and conditions of the Employment Agreement with Mr. Goodman, a copy of which is filed herewith as Exhibit 10.1, is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Chief Executive Officer

As previously reported in the Current Report on Form 8-K filed by Beyond Air, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 1, 2026 (the “Prior 8-K”), the Board of Directors of the Company (the “Board”) appointed Robert Goodman to serve as Chief Executive Officer of the Company, effective March 27, 2026. As disclosed in the Prior 8-K, as of the date of the Prior 8-K the Company had not entered into an employment agreement or other compensation arrangements with Mr. Goodman in connection with his appointment. On September 23, 2026, the Company entered into an employment agreement with Mr. Goodman, effective as of that date (the “Employment Agreement”), under which Mr. Goodman will continue to serve as the Company’s Chief Executive Officer, reporting to the Board. The Employment Agreement does not provide for a fixed term, and Mr. Goodman’s employment will continue until terminated in accordance with its terms.

Under the Employment Agreement, Mr. Goodman will receive an annual base salary of not less than $650,000, which the Board may increase from time to time in its sole discretion. Mr. Goodman is eligible for an annual bonus for each fiscal year, as determined by the Board or its Compensation Committee in its sole discretion based on the achievement of management objectives established by the Board or the Compensation Committee. Mr. Goodman’s target annual bonus is 60% of his base salary and the management objectives shall be structured so that he may earn between 0% and one 150% of the target bonus based on the level of achievement of the applicable performance objectives. Except as otherwise provided in the Employment Agreement, Mr. Goodman must be employed on the payment date to receive an annual bonus. Mr. Goodman is also eligible to participate in the Company’s equity incentive programs and in the insurance and other fringe benefit programs made available to the Company’s officers and key employees, and is entitled to reimbursement of reasonable business expenses.

Pursuant to the terms of the Employment Agreement, if the Company terminates Mr. Goodman’s employment without Cause (other than due to death or Disability) or Mr. Goodman resigns for Good Reason (each as defined in the Employment Agreement), Mr. Goodman will be entitled to his accrued base salary, accrued benefits and any earned but unpaid annual bonus, together with (i) continued payment of his base salary for 12 months, with any unpaid balance accelerated upon a Change in Control (as defined in the Employment Agreement), and (ii) reimbursement of COBRA continuation coverage premiums, subject to his timely election, for the 12-month salary continuation period. If the termination occurs within the period beginning three months before and ending 12 months after a Change in Control, Mr. Goodman will instead receive a lump-sum payment equal to 24 months of his base salary, and the COBRA reimbursement period will be extended to 18 months.

The Employment Agreement contains customary confidentiality and invention assignment covenants, as well as non-competition and non-solicitation covenants that apply during Mr. Goodman’s employment and for 12 months after the termination of his employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Base Salary Increase for Daniel Moorhead

On September 23, 2026, the Compensation Committee of the Board approved an increase in the annual base salary of Daniel Moorhead, the Company’s Chief Financial Officer, from $325,000 to $463,000, effective September 23, 2026. Mr. Moorhead’s base salary is paid under his employment agreement with the Company, effective December 25, 2025 (the “Moorhead Employment Agreement”), which was previously described in, and filed as Exhibit 10.1 to, the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2025. Other than the increase in base salary, the terms of the Moorhead Employment Agreement remain unchanged.

Item	9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement by and between the Company and Robert Goodman dated September 23, 2026.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND AIR, Inc.

Date: September 24, 2026	By:	/s/ Daniel Moorhead
	Name:	Daniel Moorhead
	Title	Chief Financial Officer